Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BUCYRUS INTERNATIONAL, INC.

Bucyrus International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Bucyrus International, Inc. The corporation was originally incorporated under the name Bucyrus-Erie Company. The date of filing of the corporation’s original certificate of incorporation with the Secretary of State was November 3, 1927.

2.	This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware.

3.	The text of the Certificate of Incorporation of the corporation is amended and restated to read as herein set forth in full as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BUCYRUS INTERNATIONAL, INC.

FIRST: The name of the corporation is Bucyrus International, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware shall be located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address shall be The Corporation Trust Company.

THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation shall be authorized to conduct its business or hold property in any part of the United States and its possessions and foreign countries.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, no par value per share.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Section 6 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Section 6 to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Section 6 shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Section 6 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, if applicable, employee or agent) of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

IN WITNESS WHEREOF, Bucyrus International, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed as of this 8th day of July, 2011.

BUCYRUS INTERNATIONAL, INC.

By:	/s/ Christopher C. Curfman
Name:	Christopher C. Curfman
Title:	President